      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1998

                                                      REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                               SYSCO CORPORATION
             (Exact name of registrant as specified in its charter)

                      DELAWARE                                            74-1648137
            (State or other jurisdiction                               (I.R.S. Employer
         of incorporation or organization)                           Identification No.)

                              1390 ENCLAVE PARKWAY
                           HOUSTON, TEXAS 77077-2099
                                 (281) 584-1390
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                 THOMAS P. KURZ
                                GENERAL COUNSEL
                               SYSCO CORPORATION
                              1390 ENCLAVE PARKWAY
                           HOUSTON, TEXAS 77077-2099
                                 (281) 584-1390
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

                                JAMES E. DORSEY
                          ARNALL GOLDEN & GREGORY, LLP
                            2800 ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA 30309-3450
                                 (404) 873-8608
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC. From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                               PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                AMOUNT                OFFERING              AGGREGATE              AMOUNT OF
    SECURITIES TO BE REGISTERED        TO BE REGISTERED*        PRICE PER UNIT         OFFERING PRICE        REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Debt Securities.....................      $500,000,000               100%               $500,000,000             $147,500
================================================================================================================================

* Such amount in U.S. dollars or the equivalent thereof in a foreign currency as shall result in an aggregate initial offering price of Debt Securities of $500,000,000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION DATED MAY 15, 1998

PROSPECTUS

                                  $500,000,000

                               SYSCO CORPORATION

                                DEBT SECURITIES
                             ---------------------
     Sysco Corporation ("SYSCO" or the "Company") may offer and issue from time to time in one or more series debt securities (the "Debt Securities") with an aggregate initial offering price not to exceed $500,000,000 (or the equivalent in foreign currency or units based on or relating to currencies, including European Currency Units). The Company will offer Debt Securities to the public on terms determined by market conditions. Debt Securities may be issuable in registered form without coupons or in bearer form with or without coupons attached. Debt Securities may be sold for, and principal of and any premium or interest on Debt Securities may be payable in, U.S. dollars, foreign currency or currency units -- in each case, as the Company specifically designates.

     The applicable Prospectus Supplement will set forth with respect to the Debt Securities being offered thereby the ranking as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof) and time of payment of interest (if any), redemption provisions (if any), listing (if any) on a securities exchange and any other specific terms of such Debt Securities and the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of such Debt Securities. The managing underwriters with respect to each series sold to or through underwriters will be named in the applicable Prospectus Supplement.
                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE DEBT SECURITIES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

     Debt Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the applicable Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. The Company may also sell Debt Securities directly to investors on its own behalf. In the case of sales made directly by the Company, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.
                             ---------------------

                  The date of this Prospectus is May 15, 1998

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY DEBT SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                             ---------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 13th Floor, 7 World Trade Center, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a website (http://www.sec.gov) from which such reports, proxy statements and other information may be obtained. Such material can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange certain of the Company's securities are listed.

     The Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Debt Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.
                             ---------------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended June 28, 1997 (including only those portions of the Company's proxy statement required to be incorporated by reference therein), its Quarterly Report on Form 10-Q for the quarter ended September 27, 1997, its Quarterly Report on Form 10-Q for the quarter ended December 27, 1997, and its Quarterly Report on Form 10-Q for the quarter ended March 28, 1998 have been filed by the Company with the Commission and are incorporated herein by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of any series of Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of the above documents (excluding exhibits unless specifically incorporated by reference into the documents that this Prospectus incorporates) may be obtained by persons to whom this Prospectus is delivered without charge upon written request to Carolyn S. Mitchell, Secretary, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas, 77077-2099 (telephone number (281) 584-1390).

                             ---------------------

     IN CONNECTION WITH AN OFFERING OF DEBT SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE DEBT SECURITIES OFFERED HEREBY OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR IN THE OVER-THE-COUNTER MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               SYSCO CORPORATION

GENERAL

     Sysco Corporation (together with its subsidiaries and divisions hereinafter referred to as "SYSCO" or the "Company") is the largest U.S. distributor of food and related products to the foodservice or "away-from-home-eating" industry. The Company provides its products and services to approximately 270,000 restaurants, hotels, schools, hospitals, retirement homes and other institutions throughout the continental United States, including the 150 largest metropolitan areas, as well as parts of Canada. Since the Company's formation in 1969, annual sales have grown from approximately $115 million to over $14 billion in fiscal 1997. Taking advantage of innovations in food technology, improved packaging and advanced distribution techniques, SYSCO is committed to providing its customers with timely delivery of quality products at reasonable prices.

     The Company, a Delaware corporation, has its principal executive offices at 1390 Enclave Parkway, Houston, Texas 77077-2099 (telephone number (281) 584-1390).

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Debt Securities offered by this Prospectus.

LEVERAGE AND DEBT SERVICE

     Although within the Company's targeted range of long-term debt to total capital ratio of 30% to 40%, the Company has substantial indebtedness. As of June 28, 1997, the Company had approximately $686 million of long term indebtedness outstanding and approximately $1.4 billion of shareholders' equity. Also, the Company had available approximately $281 million of borrowing capacity under its revolving credit facility agreement (the "Revolving Credit Agreement"), subject to the maintenance of certain financial ratios set forth in that Agreement. The degree to which the Company is leveraged could have important consequences to holders of the Debt Securities, including the following: (i) the Company's ability to obtain other financing in the future may be impaired; (ii) a portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; and
(iii) a high degree of leverage, if implemented, could make the Company more vulnerable to economic downturns and could limit its ability to withstand competitive pressures. The Company's ability to make scheduled payments on or, to the extent not restricted pursuant to the terms thereof, refinance its indebtedness depends on its financial and operating performance, which may fluctuate from quarter to quarter and is subject to prevailing economic conditions and to financial, weather, business and other factors beyond the Company's control.

     If the Company were unable to generate sufficient cash flow to meet its debt obligations, the Company could be required to renegotiate the payment terms or refinance all or a portion of the indebtedness, under the Revolving Credit Agreement or the Debt Securities, to sell assets or to obtain additional financing. If the Company could not satisfy its obligations related to such indebtedness, substantially all of the Company's long-term debt could be in default (which would only be likely if the Company's financial condition deteriorated substantially) and could be declared immediately due and payable. There can be no assurance that the Company could repay all such indebtedness in such event.

     Further, the Company's leveraged position may also increase its vulnerability to competitive pressures. The Company's continued growth depends, in part, on its ability to continue its expansion and, therefore, its inability to finance capital expenditures through borrowed funds could have a material adverse effect on its ability to expand. Moreover, any default under the documents governing the indebtedness of the Company could have a significant adverse effect on the market value of the Company's common stock.

RISKS OF FUTURE ACQUISITIONS AND "FOLD-OUTS"

     A significant portion of the historical growth of the Company's revenues has resulted from acquisitions. Although not as important to the Company's current growth, one element of the Company's historical growth strategy is the acquisition of other foodservice companies. The success of this strategy depends upon the Company's ability to integrate and manage acquired businesses, and to realize economies of scale and control costs. Acquisitions involve risks, including difficulties in integrating acquired operations, diversion of management resources and unanticipated problems and liabilities. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, increased interest and amortization expense, increased depreciation expense and decreased operating income, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to acquire companies on terms favorable to it or that the Company's existing financial resources, including cash flow from operations and amounts available under the Revolving Credit Agreement, will be sufficient to fund such acquisitions. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through subsequent debt or equity financings. There can be no assurance that the Company will be able to obtain such financings or that, if available, such financings will be on terms acceptable to the Company. As a result, there can be no assurance that the Company will be able to implement its acquisition strategy successfully.

     Further, the Company's "fold-out" strategy which involves developing a sales base in markets distant from an existing operation, building a distribution center and transferring new management, as well as sales and support staff, to create a stand-alone company may not increase the sales base in the targeted region. There can be no assurance that the Company's "fold-out" strategy will increase its overall foodservice market share.

COMPETITION

     The foodservice distribution industry is highly competitive and fragmented. The Company faces competition from numerous local, regional and national food distributors on the basis of price, quality, selection, schedules and reliability of deliveries and the range and quality of services provided. The Company competes with full-line foodservice distribution companies as well as "specialty" distributors which distribute a specific product line or "systems" distributors which distribute to a specific type of foodservice operator. The Company's future success will be largely dependent on its ability to provide quality products and related services on a timely and dependable basis. There can be no assurance that the Company will be able to compete successfully with current or future competitors.

DEPENDENCE ON KEY PERSONNEL

     The future success of the Company will depend to a significant extent on the efforts and abilities of its senior management. The loss of the services of several of the Company's senior management personnel could have a material adverse effect on the Company's operations.

CONTROL; ANTI-TAKEOVER EFFECT

     Under its Restated Certificate of Incorporation as currently in effect, the Company is authorized to issue up to 1.5 million shares of preferred stock in one or more series, having such rights, preferences and voting powers as may be fixed by the Board of Directors, without any stockholder vote. Issuance of these shares could be used as an anti-takeover device. Except as described in the remainder of this paragraph, the Board of Directors has no current intention or plan to issue any shares of preferred stock. Further, pursuant to the terms of a shareholder rights plan adopted in May 1996, each outstanding share of common stock has one attached right which, when exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of a series of preferred stock. Activation of the rights would cause substantial dilution of the ownership of a person or group that attempts to acquire the Company on terms not approved by the Board and may have the effect of deterring hostile takeover attempts.

PRODUCT LIABILITY

     The Company, like any other seller of food, faces an inherent risk of exposure to product liability claims in the event that the use of products sold by it causes injury or illness. With respect to product liability claims, the Company has primary or excess umbrella liability insurance with coverage limits in excess of $10 million. However, there can be no assurance that such insurance will continue to be available at a reasonable cost, or, if available, will be adequate to cover liabilities. The Company generally seeks contractual indemnification from parties supplying its products, but any such indemnification is limited, as a practical matter, to the creditworthiness of the indemnifying party. In the event that the Company does not have adequate insurance or contractual indemnification available, product liabilities relating to defective products could have a material adverse effect on the Company's business, financial condition and results of operations.

NO LONG-TERM CONTRACTS WITH SUPPLIERS

     The Company obtains from third party suppliers all of its foodservice products. For the most part the Company does not have long term contracts with any entities or persons committing such suppliers to provide products to the Company. There can be no assurance that suppliers will provide the foodservice products and supplies needed by the Company in the quantities requested. Because the Company does not control the actual production of its products, it is also subject to delays caused by interruption in production based on conditions outside its control. Such conditions include job actions or strikes by employees of suppliers, weather, crop conditions, transportation interruptions and natural disasters or other catastrophic events. The inability of the Company to obtain adequate supplies of its foodservice products as a result of any of the foregoing factors or otherwise could have an adverse effect on the Company's business, financial condition and results of operations.

YEAR 2000 COMPLIANCE

     Many existing computer systems and software products, including several used by the Company, are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, the Company's date critical functions related to the year 2000 and beyond, such as sales, distribution, purchasing, inventory control, trade promotion management, facilities and financial systems may be materially adversely affected unless these computer systems are or become year 2000 compliant.

     The Company is working to address the potential impact of the Year 2000 on computerized information systems and operations. Based on the accumulation of preliminary information, costs of addressing potential issues are not expected to have a material adverse impact on the Company's consolidated financial statements. However, if SYSCO, customers or vendors are unable to resolve Year 2000 processing issues in a timely manner, a material financial risk could result.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and the applicable Prospectus Supplement include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus which address activities, events or developments which the Company expects or anticipates will or may occur in the future, including statements regarding management's estimates, including those with respect to allocation of capital, potential "fold-outs" and acquisitions, consistency and predictability of earnings growth, improvement in pretax margins, and continuation of the share repurchase program and other statements regarding future plans and strategies, plans with respect to the year 2000 problems, anticipated events or trends and similar expressions concerning matters that are not historical facts are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from the Company's expectations, including the risk factors discussed in this Prospectus and the applicable Prospectus Supplement and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus and the applicable Prospectus Supplement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations. The Company assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, which may include additions to working capital, capital expenditures, acquisitions, stock repurchases and repayment of indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the 1993, 1994, 1995, 1996 and 1997 fiscal years and for the 39-week period ended March 28, 1998 were 9.1x, 10.7x, 10.8x, 10.5x, 10.2x and 8.8x, respectively. For the purpose of calculating this ratio, earnings consist of earnings before income taxes and fixed charges (exclusive of interest capitalized). Fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rents.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of senior debt, under a Senior Debt Indenture (the "Senior Debt Indenture"), as it may be amended and supplemented from time to time, between the Company and First Union National Bank of North Carolina, as Trustee, and, in the case of subordinated debt, under a Subordinated Debt Indenture (the "Subordinated Debt Indenture"), as it may be amended and supplemented from time to time, between the Company and the trustee to be named in the Prospectus Supplements relating to subordinated debt. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." First Union National Bank of North Carolina and the trustee to be named in the Prospectus Supplements relating to subordinated debt are hereinafter referred to individually as a "Trustee" and collectively as the "Trustees." The Indentures are included as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for the provisions relating to subordination and certain covenants. See "Senior Debt" and "Subordinated Debt."

GENERAL

     The Indentures do not limit the amount of additional indebtedness the Company or any of its subsidiaries may incur. The Debt Securities will be unsecured senior or subordinated obligations of the Company.

     The Indentures provide that Debt Securities may be issued from time to time in one or more series. The Company has issued $150,000,000 of 6 1/2% Senior Notes due June 15, 2005, $200,000,000 of 7% Senior Notes due May 1, 2006, $50,000,000 of 7.16% Debentures due April 15, 2027 (callable at the option of the holders on April 15, 2007) and $100,000,000 of 7.25% Senior Notes due April 15, 2007
under the Senior Debt Indenture prior to the date of this Prospectus.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Securities of any series (to the extent such terms are applicable): (i) the classification as senior or subordinated Debt Securities, the specific designation, aggregate principal amount and purchase price; (ii) the currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal, premium, if any, and/or interest, if any, will or may be payable; (iii) the date or dates of maturity; (iv) any redemption, repayment or sinking fund provisions; (v) the interest rate or rates, if any, and the dates on which any such interest will be payable (or the method by which such rate or rates or dates will be determined);
(vi) the method by which amounts payable in respect of principal, premium, if any, or interest, if any, on such Debt Securities may be calculated, and any currencies, commodities or indices, or value, rate or price, relevant to such calculation; (vii) the place or places where the principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (viii) whether such Debt Securities will be issuable in registered form, without coupons, or bearer form, with or without coupons ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities;
(ix) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global Debt Securities and if so, the identity of the depositary, if any, for such global Debt Securities; (x) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on such Debt Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; (xi) the terms and conditions upon which and the manner in which such Debt Securities may be defeased or discharged if different from the defeasance provisions described below; and (xii) any other specific terms of such Debt Securities, including any additional or different events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Debt Securities may be presented for exchange and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the applicable Indenture. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Bearer Securities and the coupons, if any, appertaining thereto will be transferable by delivery.

     Debt Securities may bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes are described in the relevant Prospectus Supplement.

     Debt Securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more currencies, commodities, indices or other factors. Holders of such Debt Securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on such dates of the applicable currency, commodity, index or other factor. Information as to the methods for determining the amount of principal, premium, if any, or interest payable on any date, the currencies, commodities, indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

     Unless otherwise set forth in the Prospectus Supplement, the Debt Securities will not contain any provisions which may afford holders of the Debt Securities protection in the event of a change in control of the

Company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control of the Company).

     Under a Note Agreement, dated as of June 1, 1989 relating to $91,500,000 principal amount of the Company's 9.95% Senior Notes Due June 15, 1999 (the "1989 Notes"), the Company has agreed to offer to repurchase the 1989 Notes from the holders thereof upon a change in control of the Company (as defined) and the occurrence of the condition described below. The repurchase is to occur 90 days after the Company notifies the holders of the 1989 Notes that, at any time within 12 months after a change in control occurs, the ratio of (x) consolidated short term debt plus consolidated funded debt to (y) consolidated capitalization plus short term debt exceeds 80%. The Note Agreement has been filed as an Exhibit to the Company's Annual Report on Form 10-K for the year ended July 2, 1994.

GLOBAL SECURITIES

     Registered Global Securities. The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with (and registered in the name of) a depositary (a "Depositary") identified in the Prospectus Supplement relating to such series or a nominee of the Depositary. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by or through such participants. The accounts to be credited initially shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states and countries other than the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

     So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under such Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under such Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered

Global Security generally either (i) authorizes the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action, or (ii) otherwise acts upon the instructions of beneficial owners holding through them.

     Payments of principal, premium, if any, and interest, if any, on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be the responsibility of such participants and will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers or registered in "street name."

     If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary (because it is no longer a clearing agency registered under the Exchange Act), and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the applicable Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

     Bearer Global Securities. The Debt Securities of a series may also be issued in the form of one or more bearer global Debt Securities (a "Bearer Global Security") that will be deposited with a common depositary for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euro-clear System and Centrale de Livraison de Valeurs Mobilieres S.A., or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

SENIOR DEBT

     The Debt Securities (and, in the case of Bearer Securities, any coupons appertaining thereto) issued under the Senior Debt Indenture (the "Senior Debt Securities") will rank PARI PASSU with all other unsecured and unsubordinated debt of the Company and senior to the Subordinated Debt Securities (as hereinafter defined). The Company has issued $150,000,000 of 6 1/2% Senior Notes due June 15, 2005, $200,000,000 of 7% Senior Notes due May 1, 2006, $50,000,000
of 7.16% Debentures due April 15, 2027 (callable at the option of the holders on April 15, 2007) and $100,000,000 of 7.25% Senior Notes due April 15, 2007 under the Senior Debt Indenture prior to the date of this Prospectus. See "Description of the Notes" of the Prospectus Supplement for information regarding any additional Debt Securities issued after the date of this Prospectus.

     Limitations on Liens. The Company covenants in the Senior Debt Indenture that it will not, and will not permit any Subsidiary to, issue, incur, create, assume or guarantee any debt for borrowed money (including all obligations evidenced by bonds, debentures, notes or similar instruments) secured by a mortgage, security interest, pledge, lien, charge or other encumbrance ("mortgage") upon any Principal Property or upon any shares of stock or indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured debt, or the grant of such mortgage, that the Senior Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Subsidiary ranking equally with the Senior Debt Securities) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured debt. The foregoing restriction, however, will not apply to each of the following: (a) mortgages on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Subsidiary, provided that such mortgages or liens are not incurred in anticipation of such corporation's becoming a Subsidiary; (b) mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition thereof by the Company or a Subsidiary or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on property, shares of stock or indebtedness or other assets to secure any debt incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements; (c) mortgages to secure indebtedness owing to the Company or to a Subsidiary; (d) mortgages existing at the date of the initial issuance of any Senior Debt Securities then outstanding;
(e) mortgages on property of a person existing at the time such person is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to the Company or a Subsidiary, provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition; (f) mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages; or
(g) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses (a), (b), (d), (e) or (f); provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement. Any mortgages permitted by any of the foregoing clauses (a) through
(g) shall not extend to or cover any other Principal Property of the Company or any Subsidiary or any shares of stock or indebtedness of any such Subsidiary, subject to the foregoing limitations, other than the property, including improvements thereto, stock or indebtedness specified in such clauses. (Senior Debt Indenture Section 3.7)

     Notwithstanding the restrictions in the preceding paragraph, the Company or any Subsidiary may issue, incur, create, assume or guarantee debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the Senior Debt Securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (g) above) does not exceed 20% of the Consolidated Net Tangible Assets of the Company. (Senior Debt Indenture Section 3.7)

     Limitations on Sale and Lease-Back Transactions. The Company covenants in the Senior Debt Indenture that it will not, nor will it permit any Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between the Company and a Subsidiary or between Subsidiaries, unless: (a) the Company or such Subsidiary would be entitled to incur indebtedness secured by a mortgage on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Senior Debt Securities, pursuant to the limitation on liens described above; or (b) the proceeds of such transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Board of Directors of the Company) and the Company applies an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Lease-Back Transaction within 180 days of such sale to either (or a combination of) (i) the retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of debt for borrowed money of the Company or a Subsidiary (other than debt that is subordinated to the Senior Debt Securities or debt to the Company or a Subsidiary) that matures more than 12 months after its creation or (ii) the purchase, construction or development of other comparable property. (Senior Debt Indenture Section 3.8)

     "Attributable Debt" with regard to a Sale and Lease-Back Transaction with respect to any property is defined in the Senior Debt Indenture to mean, at the time of determination, the lesser of: (a) the fair market value of such property (as determined in good faith by the Board of Directors of the Company); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the Composite Rate) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

     "Composite Rate" is defined in the Senior Debt Indenture to mean, at any time, the rate of interest, per annum, compounded semi-annually, equal to the sum of the rates of interest borne by each of the Senior Debt Securities outstanding under the Senior Debt Indenture (as specified on the face of each of the Senior Debt Securities, provided, that, in the case of the Senior Debt Securities with variable rates of interest, the interest rate to be used in calculating the Composite Rate shall be the interest rate applicable to such Senior Debt Securities at the beginning of the year in which the Composite Rate is being determined and, provided, further, that, in the case of Senior Debt Securities which do not bear interest, the interest rate to be used in calculating the Composite Rate shall be a rate equal to the yield to maturity on such Senior Debt Securities, calculated at the time of issuance of such Senior Debt Securities) multiplied, in the case of each of the Senior Debt Securities, by the percentage of the aggregate principal amount of all of the Senior Debt Securities then outstanding represented by such Senior Debt Security. For the purposes of this calculation, the aggregate principal amounts of outstanding Senior Debt Securities that are denominated in a foreign currency shall be calculated in the manner set forth in Section 11.11 of the Senior Debt Indenture.

     "Consolidated Net Tangible Assets" is defined in the Senior Debt Indenture to mean, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and of obligations under capital leases; and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, to the extent included in said aggregate amount of assets, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

     "Principal Property" is defined in the Senior Debt Indenture to mean the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant, any manufacturing, distribution or research facility or any self-serve center (in each case, whether now owned or hereafter acquired) which is owned or leased by the Company or any Subsidiary and is located within the United States of America or Canada unless the Board of Directors of the Company has determined in good faith that such office, plant facility or center is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

     "Sale and Lease-Back Transaction" is defined in the Senior Debt Indenture to mean any arrangement with any person providing for the leasing by the Company or any Subsidiary of any Principal Property which property has been or is to be sold or transferred by the Company or such Subsidiary to such person.

     "Subsidiary" is defined in the Senior Debt Indenture to mean any corporation of which outstanding voting stock having the power to elect a majority of the board of directors of such corporation is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. (Senior Debt Indenture Sections 1.1, 3.7 and 3.8)

SUBORDINATED DEBT

     The Debt Securities (and, in the case of Bearer Securities, any coupons appertaining thereto) issued under the Subordinated Debt Indenture (the "Subordinated Debt Securities") will rank junior to "Senior Indebtedness" (as such term is defined in the Subordinated Debt Indenture). The payment of the principal, premium, if any, and interest on the Subordinated Debt Securities is subordinated and junior in right of payment, to the extent set forth in the Subordinated Debt Indenture, to the prior payment in full of all "Senior Indebtedness." Until such prior payment in full, no payment (including the making of any deposit in trust with the Trustee in accordance with Section 10.1 of the Subordinated Debt Indenture) on account of principal, premium, if any, or interest on any Subordinated Debt Securities or payment to acquire any of the Subordinated Debt Securities for cash or property may be made if, at the time of such payment or immediately after giving effect thereto, (i) any insolvency, bankruptcy proceedings, receivership, liquidation or reorganization of the Company, or the voluntary liquidation, dissolution or winding up of the Company or the assignment for the benefit of creditors or any other marshalling of assets of the Company shall have occurred, (ii) any Subordinated Debt Security is declared due and payable before its expressed maturity because of the occurrence of an Event of Default under the Subordinated Debt Indenture (see "Events of Default" below), (iii) there shall exist a default in the payment of the principal, premium, if any, or interest with respect to any Senior Indebtedness, or (iv) for a period of 180 days after delivery of notice referred to below, there shall exist a default (other than a default in the payment of principal, premium, if any, or interest) with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such default shall have been given to the Company and the Trustee pursuant to the Subordinated Debt Indenture; PROVIDED that only one such 180-day blockage period following such a notice of default may be commenced within any 365 consecutive days and no default which existed on the date any blockage period commenced shall be the basis for the commencement of any subsequent blockage period unless such default is cured or waived for a period of not less than 90 consecutive days. The foregoing provision shall not prevent the Trustee from making payments on any Subordinated Debt Securities from monies or securities deposited with the Trustee pursuant to the terms of Section 10.1 of the Subordinated Debt Indenture if at the time such deposit was made or immediately after giving effect thereto the above conditions did not exist. (Subordinated Debt Indenture, Sections 13.1, 13.2 and 13.3)

     Under the Subordinated Debt Indenture, the term "Senior Indebtedness" means
(a) all indebtedness and obligations of the Company existing on the date of the Subordinated Debt Indenture or created, incurred or assumed thereafter, and which (i) are for money borrowed; (ii) are evidenced by any bond, note, debenture or similar instrument; (iii) represent the unpaid balance on the purchase price of any assets or services of any kind; (iv) are obligations as lessee under any lease of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) are reimbursement obligations with respect to letters of credit or other similar instruments; (vi) are obligations under interest rate, currency or other indexed exchange agreements, agreements for caps or floors on interest rates, foreign exchange agreements or any other similar agreements; (vii) are obligations under any guaranty, endorsement or other contingent obligations in respect of, or to purchase or otherwise acquire, indebtedness or obligations of other persons of the types referred to in clauses
(i) through (vi) above (other than endorsements for collection or deposits in the ordinary course of business); or (viii) are obligations of other persons of the type referred to in clauses (i) through (vii) above secured by a lien to which any of the properties or assets of Company are subject, whether or not the obligations secured thereby shall have been issued by the Company or shall otherwise be the legal liability of the Company; and (b) any deferrals, renewals, amendments, modifications, refundings or extensions of any such indebtedness or obligations of the types referred to above; notwithstanding the foregoing, Senior Indebtedness shall not include (1) any indebtedness of the Company to any of its subsidiaries, (2) any indebtedness or obligation of the Company which by its express terms is stated to be not superior in the right of payment to the Subordinated Debt Securities or to rank pari passu with, or to be subordinated to, the Subordinated Debt Securities or (3) any indebtedness or obligation incurred by the Company in connection with the purchase of any assets or services in the ordinary course of business and which constitutes a trade payable or account payable. (Subordinated Debt Indenture, Section 1.1)

     By reason of such subordination, in the event of insolvency, creditors of the Company (including holders of Subordinated Debt Securities) who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness.

     If this Prospectus is being delivered in connection with a series of Subordinated Debt Securities, the applicable Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

MERGER OR CONSOLIDATION

     Each of the Indentures provides that the Company may not merge or consolidate with any other person or persons (whether or not affiliated with the Company) or sell, convey, transfer or lease all or substantially all of its Property to any other person or persons (whether or not affiliated with the Company), unless (a) either the Company shall be the continuing person, or the successor person or the person which acquires by sale, conveyance, transfer or lease substantially all the property of the Company (if other than the Company) shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume all the obligations of the Company under such Indenture and the relevant Debt Securities and coupons and (b) immediately after giving effect to such merger, consolidation, sale, conveyance, transfer or lease, no Event of Default or event or condition which, after notice or lapse of time or both, would become an Event of Default with respect to the Debt Securities of any series under such Indenture shall have occurred and be continuing. After any such transfer (except in the case of a lease), the Company shall be discharged from all obligations and covenants under such Indenture. (Senior and Subordinated Debt Indentures, Sections 9.1 and 9.2)

EVENTS OF DEFAULT

     An Event of Default is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being: (a) default in payment of any principal of or premium, if any, on the Debt Securities of such series, either at maturity, upon any redemption, by declaration or otherwise (including a default in the deposit of any sinking fund payment with respect to the Debt Securities of such series when and as due); (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default for 90 days after written notice in the observance or performance of any other covenant or agreement in the Debt Securities of such series or such Indenture other than a covenant or agreement which is not applicable to the Debt Securities of such series; (d) certain events of bankruptcy, insolvency or reorganization; or (e) any other Event of Default provided in the supplemental indenture under which such series of Debt Securities is issued, in the form of Debt Security for such series or otherwise established as contemplated by the Senior and Subordinated Debt Indentures. (Senior and Subordinated Debt Indentures, Section 5.1)

     Each Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under such Indenture or due to the default in the performance of any other covenant or agreement of the Company applicable to the Debt Securities of such series but not applicable to Debt Securities of any other series issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series may declare the principal (or such portion thereof as may be specified in the terms thereof) of all Debt Securities of such series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any covenants or agreements applicable to outstanding Debt Securities of more than one series issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of outstanding Debt Securities of all such affected series (treated as one class) may declare the principal (or such portion thereof as may be specified in the terms thereof) of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such Debt Securities) by the holders of a majority in principal amount of the outstanding Debt Securities of all such affected series (treated as one class). If an Event of Default due to certain events of bankruptcy, insolvency or reorganization shall occur, the principal (or such portion thereof as may be specified in the terms thereof) of and interest accrued on all Debt Securities then outstanding shall become due and payable immediately, without action by the Trustees or the holders of any such Debt Securities. (Senior and Subordinated Debt Indentures, Sections 5.1 and 5.10)

     Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities issued under such Indenture before proceeding to exercise any right or power under such Indenture at the request of such holders. (Senior and Subordinated Debt Indentures, Section 5.6). Subject to such provisions for the indemnification and certain other limitations, the holders of a majority in principal amount of the outstanding Debt Securities of each affected series issued under such Indenture (treated as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such series. (Senior and Subordinated Debt Indentures, Section 5.9)

     Each Indenture provides that no holder of Debt Securities of any series or of any coupon issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of overdue principal, premium, if any, or interest) unless (1) such holder previously shall have given to the Trustee written notice of default and continuance thereof, (2) the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of each affected series issued under such Indenture (treated as one class) shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, (3) the Trustee shall not have instituted such action within 60 days of such request and (4) the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the outstanding Debt Securities of each affected series issued under such Indenture (treated as one class). (Senior and Subordinated Debt Indentures, Sections 5.6 and 5.9)

     Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate to the effect that no default exists under such Indenture or a certificate specifying any default that exists. (Senior and Subordinated Debt Indentures, Section 3.5)

DEFEASANCE

     Each Indenture provides that the Company may defease and be discharged from any and all obligations (except as otherwise described in (a) below) with respect to the Debt Securities of any series which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, as trust funds, money or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of (and premium, if any) and interest on such Debt Securities.

     In addition, each Indenture provides that with respect to each series of Debt Securities issued under such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Debt Securities of such series (except for the obligations to register the transfer or exchange of the Debt Securities of such series and of coupons appertaining thereto, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities of such series and of coupons appertaining thereto, to maintain an office or agency in respect of the Debt Securities of such series and to hold moneys for payment in trust) or (b) to be released from the restrictions described under "Senior Debt," if applicable, and "Merger or Consolidation" and, to the extent specified in connection with the issuance of such series of Debt Securities, other covenants applicable to such series of Debt Securities, upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of (and premium, if any) and interest on the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. Such opinion, in the case of a defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of such Indenture.

     In the event of any "legal" defeasance of any series of Subordinated Debt Securities issued thereunder, the Subordinated Debt Indenture provides that holders of all outstanding Senior Indebtedness will receive written notice of such defeasance. (Senior and Subordinated Debt Indentures, Section 10.1)

     The foregoing provisions relating to defeasance may be modified in connection with the issuance of any series of Debt Securities, and any such modification will be described in the applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURES

     Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, (c) add covenants or Events of Default for the protection of the holders of any Debt Securities, (d) cure any ambiguity or correct any inconsistency in such Indenture or add any other provision which shall not adversely affect the interests of the holders of the Debt Securities, (e) establish the forms or terms of Debt Securities of any series or of the coupons appertaining to such Debt Securities, (f) change, modify or eliminate any provision of the Senior Debt Indenture or the Subordinated Debt Indenture which shall not be effective with respect to any Debt Security issued prior to the execution of such supplemental indenture and
(g) evidence the acceptance of appointment by a successor trustee. (Senior and Subordinated Debt Indentures, Section 8.1)

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Debt Securities of all series issued under such Indenture then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the final maturity of any Debt Security, or reduce the principal amount thereof, or reduce the rate (or alter the method of computation) of interest thereon or reduce (or alter the method of computation
of) any amount payable in respect of or extend the time for payment of interest thereon, or reduce any amount payable on or extend the time for the redemption or repayment thereof or change the currency in which the principal thereof, premium, if any, or interest thereon is payable or reduce the amount payable upon acceleration or alter certain provisions of the Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars or impair or affect the right to institute suit for the enforcement of any payment on any Debt Security when due or, if the Debt Securities provide therefor, any right of optional repayment at the option of the holder of such Debt Securities or (b) modify any of the provisions of the Indenture regarding modification of such Indenture, except to increase the percentage in principal amount of Debt Securities of any series, the consent of the holders of which is required for any such modification. (Senior and Subordinated Debt Indentures, Section 8.2)

     In addition, the Subordinated Debt Indenture provides that it may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness then outstanding whose rights would be adversely affected thereby. (Subordinated Debt Indenture, Section 8.6)

GOVERNING LAW

     Each of the Indentures provide that it and the Debt Securities issued thereunder shall be deemed to be a contract under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

CONCERNING THE SENIOR DEBT INDENTURE TRUSTEE

     First Union National Bank of North Carolina, the Trustee under the Senior Debt Indenture, is one of a number of banks with which the Company maintains ordinary banking relationships.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby in four ways:
(i) directly to purchasers, (ii) through agents, (iii) through underwriters and
(iv) through dealers.

     Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any Debt Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating to such Debt Securities. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If any underwriters are utilized in the sale of any Debt Securities, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement relating to such Debt Securities, which will be used by the underwriters to make resales of such Debt Securities. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If a dealer is utilized in the sale of any Debt Securities, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement relating to such Debt Securities, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Contracts may be entered into for a variety of reasons, including without limitation, the need to assemble a pool of collateral, the need to match a refunding date or interest coupon date, or to meet the business needs of the purchaser. Each Contract will be for an amount not less than, and the aggregate principal amount of Debt Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by a purchaser of the Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such purchaser is subject and
(ii) the Company shall have sold, and delivery shall have taken place to the underwriters named in the Prospectus Supplement, such part of the Debt Securities as is to be sold to them. The Prospectus Supplement will set forth the commission payable to agents, underwriters or dealers soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company. The underwriters and such agents or dealers will not have any responsibility in respect of the validity or performance of Contracts.

     Each series of Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

                                 LEGAL OPINIONS

     The validity of the Debt Securities is being passed upon for the Company by Arnall Golden & Gregory, LLP, Atlanta, Georgia.

     Certain legal matters relating to offerings of Debt Securities will be passed upon on behalf of the applicable dealers, underwriters or agents by counsel named in the applicable Prospectus Supplement.

                                    EXPERTS

     The consolidated balance sheets as of June 28, 1997 and June 29, 1996, and the consolidated results of operations, shareholders' equity, cash flows and schedule for each of the three years in the period ended June 28, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim financial information for the quarters ended September 27, 1997, December 27, 1997 and March 28, 1998, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................    2
Incorporation of Documents By Reference.....................    2
Sysco Corporation...........................................    4
Risk Factors................................................    4
Forward-Looking Statements..................................    6
Use of Proceeds.............................................    7
Ratio of Earnings to Fixed Charges..........................    7
Description of Debt Securities..............................    7
Plan of Distribution........................................   17
Legal Opinions..............................................   18
Experts.....................................................   18

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Filing Fee...............  $147,500
Rating Agency Fees..........................................     *
Fees and Expenses of Indenture Trustees.....................     *
Printing Expenses...........................................     *
Accountants' Fees and Expenses..............................     *
Legal Fees and Expenses.....................................     *
Blue Sky Fees and Expenses..................................     *
Miscellaneous Expenses......................................     *
                                                              --------
          Total.............................................  $
                                                              ========

---------------

* To be provided by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law and the Restated Certificate of Incorporation and the By-laws of the Company contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act and the Exchange Act.

     The Company has entered into indemnity contracts and provides indemnity insurance pursuant to which officers and directors are indemnified and insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.

     Any agents, dealers or underwriters, who execute the agreements filed as
Exhibit 1 to this registration statement, will agree to indemnify the Company's directors and its officers against certain liabilities which might arise under the Securities Act or Exchange Act from information furnished to the Company by or on behalf of any such indemnifying party.

ITEM 16. EXHIBITS

      EXHIBIT NO.
      -----------
          1              -- Form of Underwriting Agreement (Incorporated by reference to Exhibit 1 to the Registrant's Registration Statement
                            on Form S-3 (No. 33-60023)).
          4(a)           -- Form of Senior Debt Indenture between Sysco Corporation and First Union National Bank of North Carolina, as
                            trustee (Incorporated by reference to Exhibit 4(a) to the
                            Registrant's Registration Statement on Form S-3 (No.
                            33-60023)).
          4(b)           -- Form of Subordinated Debt Indenture between Sysco
                            Corporation and
                                           , as trustee (Incorporated by reference to
                            Exhibit 4(b) to the Registrant's Registration Statement
                            on Form S-3 (No. 33-60023)).
          5              -- Opinion of Arnall Golden & Gregory, LLP, counsel to Sysco
                            Corporation, as to the validity of the Debt Securities to
                            be issued (To be filed by amendment).
         12              -- Computation of Ratio of Earnings to Fixed Charges.
         15              -- Letter from Arthur Andersen LLP regarding unaudited
                            interim financial information.
         23(a)           -- Consent of Arthur Andersen LLP.

      EXHIBIT NO.
      -----------
         23(b)           -- Consent of Arnall Golden & Gregory, LLP, counsel to Sysco
                            Corporation, is contained in the opinion filed as Exhibit
                            5.
         25(a)           -- Form T-1 Statement of Eligibility of Trustee under the
                            Trust Indenture Act of 1939 of First Union National Bank
                            of North Carolina.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (a)(1) to file during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act.

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (b) that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, and the State of Texas, on this 15th day of May, 1998.

                                            SYSCO CORPORATION

                                            By:     /s/ BILL M. LINDIG
                                              ----------------------------------
                                                        Bill M. Lindig
                                                          President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints John F. Woodhouse, Bill M. Lindig and John K. Stubblefield, Jr., or any one of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and either documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                 /s/ BILL M. LINDIG                    President, Chief Executive Officer
-----------------------------------------------------    and Director (principal
                   Bill M. Lindig                        executive officer)                   May 15, 1998

            /s/ JOHN K. STUBBLEFIELD, JR.              Senior Vice President and Chief
-----------------------------------------------------    Financial Officer (principal
              John K. Stubblefield, Jr.                  financial and accounting             May 15, 1998
                                                         officer)

                /s/ JOHN F. WOODHOUSE                  Chairman of the Board of Directors
-----------------------------------------------------
                  John F. Woodhouse                                                           May 15, 1998

                /s/ JOHN W. ANDERSON                                Director                  May 15, 1998
-----------------------------------------------------
                  John W. Anderson

                /s/ COLIN G. CAMPBELL                               Director                  May 15, 1998
-----------------------------------------------------
                  Colin G. Campbell

                /s/ CHARLES H. COTROS                               Director                  May 15, 1998
-----------------------------------------------------
                  Charles H. Cotros

                /s/ JUDITH B. CRAVEN                                Director                  May 15, 1998
-----------------------------------------------------
                  Judith B. Craven

              /s/ FRANK A. GODCHAUX III                             Director                  May 15, 1998
-----------------------------------------------------
                Frank A. Godchaux III

                 /s/ JONATHAN GOLDEN                                Director                  May 15, 1998
-----------------------------------------------------
                   Jonathan Golden

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

               /s/ RICHARD G. MERRILL                               Director                  May 15, 1998
-----------------------------------------------------
                 Richard G. Merrill

               /s/ FRANK H. RICHARDSON                              Director                  May 15, 1998
-----------------------------------------------------
                 Frank H. Richardson

                /s/ PHYLLIS S. SEWELL                               Director                  May 15, 1998
-----------------------------------------------------
                  Phyllis S. Sewell

              /s/ RICHARD J. SCHNIEDERS                             Director                  May 15, 1998
-----------------------------------------------------
                Richard J. Schnieders

                /s/ ARTHUR J. SWENKA                                Director                  May 15, 1998
-----------------------------------------------------
                  Arthur J. Swenka

              /s/ THOMAS G. WALKER, JR.                             Director                  May 15, 1998
-----------------------------------------------------
                Thomas G. Walker, Jr.

                               INDEX TO EXHIBITS

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
            1            -- Form of Underwriting Agreement (Incorporated by reference to Exhibit 1 to the Registrant's Registration Statement
                            on Form S-3 (No. 33-60023)).
            4(a)         -- Form of Senior Debt Indenture between Sysco Corporation and First Union National Bank of North Carolina, as
                            trustee (Incorporated by reference to Exhibit 4(a) to the
                            Registrant's Registration Statement on Form S-3 (No.
                            33-60023)).
            4(b)         -- Form of Subordinated Debt Indenture between Sysco
                            Corporation and
                                           , as trustee (Incorporated by reference to
                            Exhibit 4(b) to the Registrant's Registration Statement
                            on Form S-3 (No. 33-60023)).
            5            -- Opinion of Arnall Golden & Gregory, LLP, counsel to Sysco
                            Corporation, as to the validity of the Debt Securities to
                            be issued (To be filed by amendment).
           12            -- Computation of Ratio of Earnings to Fixed Charges.
           15            -- Letter from Arthur Andersen LLP regarding unaudited
                            interim financial information.
           23(a)         -- Consent of Arthur Andersen LLP.
           23(b)         -- Consent of Arnall Golden & Gregory, LLP, counsel to Sysco
                            Corporation, is contained in the opinion filed as Exhibit
                            5.
           25(a)         -- Form T-1 Statement of Eligibility of Trustee under the
                            Trust Indenture Act of 1939 of First Union National Bank
                            of North Carolina.